Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014	$1,100,000	$150.04

(1)

The total filing fee of $150.04 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 256 dated October 18, 2012 (To Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Commodity Linked Securities
Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

■	Linked to the Dow Jones – UBS Commodity IndexSM

■

Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Index from its starting level to its ending level. The payment at maturity will reflect the following terms:

■

If the level of the Index increases, you will receive the original offering price plus 200% participation in the upside performance of the Index, subject to a maximum total return at maturity of 14.4% of the original offering price

■ If the level of the Index decreases but the decrease is not more than 10%, you will be repaid the original offering price

■

If the level of the Index decreases by more than 10%, you will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 10%

■	Investors may lose up to 90% of the original offering price

■	All payments on the securities are subject to the credit risk of Wells Fargo & Company

■	No periodic interest payments

■	An investment in the securities is not the same as an investment in the commodity futures underlying the Index

■	No exchange listing; designed to be held to maturity

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-9.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000.00	$2.50	$997.50
Total	$1,100,000.00	$2,750.00	$1,097,250.00

(1)

In addition to the agent discount, the original offering price specified above includes offering expenses but does not include any structuring and development costs. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information, including information regarding how we may hedge our obligations under the securities and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Investment Description

The Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014 are senior unsecured debt securities of Wells Fargo & Company that do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities depending on the performance of the Dow Jones – UBS Commodity IndexSM (the “Index”) from its starting level to its ending level. The securities provide:

(i)

the possibility of a leveraged return at maturity if the level of the Index increases from its starting level to its ending level, provided that the total return at maturity of the securities will not exceed the maximum total return of 14.4% of the original offering price;

(ii)	repayment of principal if, and only if, the ending level of the Index is not less than the starting level by more than 10%; and

(iii)	exposure to decreases in the level of the Index if and to the extent the ending level is less than the starting level by more than 10%.

If the ending level is less than the starting level by more than 10%, you will receive less, and possibly 90% less, than the original offering price of your securities at maturity. All payments on the securities are subject to the credit risk of Wells Fargo.

The Index is a commodity index that is intended to provide a diversified benchmark for commodities as an asset class.

You should read this pricing supplement together with the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

“Dow Jones” is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones Holdings”) and has been licensed for use by S&P Dow Jones Indices LLC (“S&P Dow Jones”). “UBS,” “Dow Jones–UBS Commodity IndexSM,” and “DJ-UBSCISM” are service marks of UBS AG (“UBS AG”) and have been licensed for use by us. The securities, based on the Dow Jones–UBS Commodity Index, are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones Holdings, UBS Securities LLC (“UBS”) or any of their respective subsidiaries or affiliates, and, none of S&P Dow Jones, Dow Jones Holdings, UBS or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in the securities.

PRS-2

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Investor Considerations

We have designed the securities for investors who:

¡

seek 200% leveraged exposure to the upside performance of the Index if the ending level is greater than the starting level, subject to the maximum total return at maturity of 14.4% of the original offering price;

¡	desire to limit downside exposure to the Index through the 10% buffer;

¡	understand that if the ending level is less than the starting level by more than 10%, they will receive less, and possibly 90% less, than the original offering price per security at maturity;

¡	are willing to forgo interest payments on the securities;

¡	understand that the potential return on the securities is not the same as the potential return on a direct investment in commodity futures; and

¡	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

¡	are unwilling to accept the risk that the ending level of the Index may decrease by more than 10% from the starting level;

¡	seek a potential return that is similar to a direct investment in commodity futures;

¡	seek uncapped exposure to the upside performance of the Index;

¡	seek full return of the original offering price of the securities at stated maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to the commodity markets;

¡	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Terms of the Securities

Market Measure:	Dow Jones – UBS Commodity IndexSM

Pricing Date:	October 18, 2012.

Issue Date:	October 23, 2012.

Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Redemption Amount:
The “redemption amount” per security will equal:

	•	if the ending level is greater than the starting level: the lesser of:

(i) $1,000 plus:

		$1,000	x	ending level – starting level			x participation rate	; and
starting level

(ii) the capped value;

	•	if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

	•	if the ending level is less than the threshold level: $1,000 minus:

				$1,000	x	threshold level – ending level
starting level

If the ending level is less than the threshold level, you will receive less, and possibly 90% less, than the original offering price of your securities at maturity.

Stated Maturity Date:

October 23, 2014. If a market disruption event has occurred or is continuing on the calculation day, the stated maturity date will be postponed until the later of (i) October 23, 2014 and (ii) three business days after the ending level is determined. See “Additional Terms of the Securities—Market Disruption Events.” The securities are not subject to redemption by Wells Fargo or repayment at the option of any holder of the securities prior to the stated maturity date.

Starting Level:

147.6420, the closing level of the Index on the pricing date. The “closing level” of the Index on any trading day is generally the last reported level of the Index at approximately 5:00 p.m., New York City time.

Ending Level:

The “ending level” will be the closing level of the Index on the calculation day. If a market disruption event has occurred or is continuing on the calculation day, the calculation agent will determine the ending level in the manner described under “Additional Terms of the Securities—Market Disruption Events—Ending Level Market Disruption.”

Capped Value:

The “capped value” is 114.4% of the original offering price per security ($1,144 per security). As a result of the capped value, the maximum total return at maturity of the securities will be 14.4% of the original offering price.

PRS-4

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Terms of the Securities (Continued)

Threshold Level:	132.8778, which is equal to 90% of the starting level.

Participation Rate:	200%

Calculation Day:

October 20, 2014 or, if such day is not a trading day, the next succeeding trading day. The determination of the ending level is subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.” A “trading day” means a day, as determined by the calculation agent, on which the closing level of the Index is scheduled to be published.

Calculation Agent:	Wells Fargo Securities, LLC

Material Tax Consequences:

The United States federal income tax consequences of your investment in the securities are uncertain.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid derivative contract with respect to the Index. If the securities are so characterized and treated (and such characterization and treatment are respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. The deductibility of capital losses, however, is subject to limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in a manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PRS-32 below.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities. You are urged to read the more detailed discussion regarding the tax treatment of your securities under “United States Federal Income Tax Considerations” on page PRS-31 below.

PRS-5

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Terms of the Securities (Continued)

Agent:	Wells Fargo Securities, LLC. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $2.50 per security.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RLX7

PRS-6

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the redemption amount) calculated as follows:

PRS-7

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Hypothetical Payout Profile

The following profile is based on a capped value of 114.4% or $1,144 per security, a participation rate of 200% and a threshold level equal to 90% of the starting level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and whether you hold your securities to maturity.

PRS-8

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Risk Factors

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances. As used in this pricing supplement, “designated contracts” refers to the futures contracts that comprise the Index, “index commodities” refers to the physical commodities underlying those designated contracts, and “settlement price” means, for each designated contract, the official settlement price for such designated contract as published by the futures exchange on which such designated contract trades.

If The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Possibly 90% Less, Than The Original Offering Price Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The redemption amount will depend on the direction of and percentage change in the ending level of the Index relative to the starting level and the other terms of the securities. Because the level of the Index will be subject to market fluctuations, the redemption amount you receive may be more or less, and possibly significantly less, than the original offering price of your securities.

If the ending level is less than the threshold level, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the level of the Index to the extent it is below the threshold level (expressed as a percentage of the starting level). The threshold level is 90% of the starting level. As a result, you may receive less, and possibly 90% less, than the original offering price per security at maturity even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, because it is possible that the securities may be classified as a contingent payment debt instrument rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your securities. See “United States Federal Income Tax Considerations.”

Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index.

The opportunity to participate in the possible increases in the level of the Index through an investment in the securities will be limited because the redemption amount will not exceed the capped value. Furthermore, the effect of the participation rate will be progressively reduced for all ending levels exceeding the ending level at which the capped value is reached.

The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount or commission paid in connection with the initial distribution, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the participation rate, the capped value and by the market and other conditions discussed in the next risk factor.

PRS-9

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Risk Factors (Continued)

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value that you could receive for your security if you are able to sell it in the open market before the stated maturity date.

—

Index Performance. The value of the securities prior to maturity will depend substantially on the level of the Index. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at such time is less than, equal to or not sufficiently above its starting level.

—	Capped Value. We anticipate that the value of the securities will always be at a discount to the capped value.

—	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

—	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Index changes.

—

Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Index. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Index during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current level of the Index.

—

Supply And Demand Trends For The Index Commodities. Factors that affect the supply of, and the demand for, the index commodities will affect the settlement prices of the designated contracts and, therefore, the level of the Index.

—

Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Your Return On The Securities Could Be Less Than If You Owned The Index Commodities Or The Designated Contracts Included In The Index.

Your return on the securities will not reflect the return you would realize if you actually purchased the index commodities and/or the designated contracts included in the Index. Investors who actually purchase designated contracts are typically not required to pay the full purchase price until expiration of the contracts and accordingly, are able to invest and generate returns on the difference between the full purchase price and any required collateral amount in the interim. In addition, investors who actually purchase designated contracts typically receive a return on the amount posted as collateral. Your return on the securities will not reflect either of those sources of additional return. Moreover, you will not have any ownership interest or rights in the index commodities or the designated contracts included in the Index. In addition, the redemption amount will not be greater than the capped value.

PRS-10

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Risk Factors (Continued)

Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

The settlement prices of the designated contracts included in the Index will determine the redemption amount payable at maturity to you. As a result, it is impossible to predict whether the ending level of the Index will fall or rise compared to its starting level. Settlement prices of the designated contracts included in the Index will be influenced by complex and interrelated political, economic, financial, geographical, military and other factors that can affect the markets in which those designated contracts are traded and the values of those designated contracts themselves. Accordingly, any historical or hypothetical levels of the Index do not provide an indication of the future performance of the Index.

Commodity Prices May Change Unpredictably, Affecting The Level Of The Index And The Value Of Your Securities In Unforeseeable Ways.

Investments linked to commodities are risky and commodity prices can be extremely volatile. Settlement prices of designated contracts included in the Index may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather and acts of nature; agricultural conditions; international trade conditions; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; force majeure occurrences; increased exploration and enhanced production methods and other technological developments driven by increased commodity prices; changes in interest rates; speculation and trading activities in the index commodities and the designated contracts; and changes in exchange rates for the U.S. dollar (the currency in which the market prices for the index commodities will be quoted). These factors may affect the level of the Index and the value of your securities in varying ways, and different factors may cause the value of different index commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

The Valuation Of The Designated Contracts May Not Be Consistent With Other Measures Of Value For The Index Commodities.

The value of each designated contract included in the Index will reflect the settlement price as quoted on the relevant exchange. Such values will not necessarily be consistent with other valuations of the related index commodities, such as futures contracts on different exchanges or with different delivery points or with different maturities.

The Designated Contracts Included In The Index May Not Be Weighted Equally.

The designated contracts included in the Index may not be weighted equally. As a result, a percentage change in the settlement price of a designated contract with a higher relative weight will have a greater impact on the level of the Index than will a similar percentage change in the settlement price of a designated contract with a lower relative weight.

Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Value Of The Securities.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Conversely, certain foreign exchanges do not have limit prices and, accordingly, there is no limit on the amount by which the price of a designated contract may decline on a single day. These circumstances could adversely affect the level of the Index and, therefore, the value of your securities.

An Investment In The Securities Will Be Subject To Risks Associated With Foreign Commodity Exchanges.

You should be aware that investments in designated contracts that trade on foreign commodity exchanges involve particular risks. Foreign commodity exchanges may be less regulated than U.S. commodity exchanges, and certain foreign commodities markets may be more susceptible to disruption due to the absence of government regulation. Trading on foreign commodity exchanges is also subject to exchange rate risk relative to the U.S. dollar, exchange controls, expropriations, taxation policies, moratoriums and political or diplomatic events.

PRS-11

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Risk Factors (Continued)

The Level Of The Index And The Value Of The Securities May Be Affected By Currency Exchange Fluctuations.

The market prices for the index commodities are currently quoted in U.S. dollars. As a result, appreciation of the U.S. dollar will increase the relative cost of such index commodities for foreign consumers, thereby reducing demand for those index commodities and affecting the market prices of those index commodities. As a result, the level of the Index and an investment in the securities may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the securities.

Higher Future Prices Of Index Commodities Relative To Their Current Prices May Adversely Affect The Return Of The Index And The Amount You Will Receive At Maturity.

Commodity indices are comprised of designated contracts on underlying commodities. Most commodity indices provide for such designated contracts to be rolled mechanically into subsequent futures contracts on specified dates before their expiration. For example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract expiring in November. This is accomplished by selling the initial contract and purchasing the later contract. The difference between the price at which the first futures contract is sold and the next futures contract is purchased is called the “roll yield” and can have a significant impact on the return of a commodity index as well as the degree to which that return tracks changes in the price of the underlying index commodities.

The overall return of a commodity index is derived from fluctuations in commodities prices as well as the roll yield that results from rolling the underlying designated contracts. In general, rolling the underlying futures contracts will provide a positive roll yield when the prices are lower in the distant delivery months than in the nearer delivery months (a market condition referred to as “backwardation”) because it costs less to replace the expiring contracts, and a negative roll yield when the prices are higher in the distant delivery months than in the nearer delivery months (a market condition referred to as “contango”) because it costs more to replace the expiring contracts. While individual commodities may fluctuate between backwardation and contango markets, many index commodities have historically exhibited frequent contango market conditions. The negative roll yield that results from a contango market condition for index commodities could partially or entirely offset increases in the prices of the designated contracts and potentially result in a negative return for a commodity index even if the prices of the index commodities as reported by other sources have appreciated.

Changes In Exchange Methodology Or Changes In Law Or Regulations May Affect The Value Of The Securities Prior To Maturity And The Amount You Receive At Maturity.

The value of a designated contract included in the Index is determined by reference to the settlement price of such designated contract as determined by the applicable exchange. An exchange may from to time change any rule or bylaw or take emergency action under its rules, any of which could affect the settlement price of a designated contract. Any such change that causes a decrease in such settlement price could adversely affect the level of the Index and the value of the securities. Moreover, the applicable exchange may increase margin requirements, which could adversely affect settlement prices of the designated contracts. In addition, prices of the index commodities and designated contracts included in the Index could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any such event could adversely affect the level of the Index and could adversely affect the value of the securities.

Possible Regulatory Changes Could Adversely Affect The Return On And Value Of Your Securities.

U.S. regulatory agencies have recently enacted new rules and are currently considering the enactment of additional, related new rules that may substantially affect the regulation of the commodity and futures markets. Although the final form of many new rules has not yet been determined and many finalized new rules have not yet been fully implemented, it is likely that such rules will limit the ability of market participants to participate in the commodity and futures market to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in these markets and changing the structure of the markets in other ways. In addition, these regulatory changes will likely increase the level of regulation of markets and market participants and the costs of participating in the commodity and futures markets. These changes could impact the closing level and volatility of the Index, which could in turn adversely affect the return on and the value of your securities.

PRS-12

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Risk Factors (Continued)

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To The Index.

In the ordinary course of business, we and our affiliates may from time to time express views on expected movements in the price of index commodities and designated contracts included in the Index. These views may be inconsistent with an investment in the securities and are sometimes communicated to clients who participate in the commodities markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in the commodities markets may at any time have significantly different views from those expressed by us and our affiliates. For reasons such as these, we believe that most investors in the commodities markets derive information concerning those markets from multiple sources. In connection with your purchase of the securities, you should investigate the commodities markets and not rely on views which may be expressed by us or our affiliates in the ordinary course of business with respect to future commodity price movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to the Index and the designated contracts included in the Index. Neither the offering of the securities nor any views which may from time to time be expressed by us or our affiliates in the ordinary course of business with respect to future price movements of index commodities or designated contracts constitutes a recommendation as to the merits of an investment in the securities.

Holders Of The Securities Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.

The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell futures contracts or options on futures contracts on index commodities for the benefit of the holders of securities. An investment in the securities does not constitute an investment in futures contracts or options on futures contracts, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool, and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (“CPO”) or qualify for an exemption from the registration requirement. Because the securities are not interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and holders of the securities will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

Since The Index Is Based On Futures Contracts, Its Performance May Differ From The Performance Of The Spot Prices Of The Relevant Commodities.

The price of a futures contract on a commodity reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of the commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing the commodity for the length of the futures contract, interest costs related to financing the purchase of the commodity and expectations of supply and demand for the commodity. There is typically some deviation between changes in the price of a futures contract and changes in the spot price of the relevant commodity. In some cases, the performance of a futures contract on a commodity can deviate significantly from the spot price performance of the commodity, especially over longer periods of time. As a result, the performance of the Index may differ from, and be less favorable than, the spot price return of the relevant commodities.

There Are Risks Relating To The Trading Of Metals On The London Metal Exchange

The price of designated contracts for certain metals may be determined by reference to the settlement price on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the calculation day, the level of the Index, and consequently the calculation of the redemption amount, could be adversely affected.

PRS-13

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Risk Factors (Continued)

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the ending level may be postponed if the calculation agent determines that a market disruption event (as defined below) has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) three business days after the ending level is determined and (ii) the initial stated maturity date.

Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of calculating the redemption amount, determining whether adjustments should be made to the ending level and whether a market disruption event has occurred and calculating the ending level as a result of the occurrence of a market disruption event. In addition, if publication of the Index is discontinued, the calculation agent will select a successor commodity index or, if no successor commodity index is available, determine the closing level of the Index. As a result, even though the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the securities and other business activities may create conflicts of interest as discussed in the next risk factor.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of The Index, Prices Of Designated Contracts Included In The Index Or The Value Of The Securities.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the securities. Pursuant to such hedging activities, we or one or more of our affiliates may acquire designated contracts included in the Index or listed or over-the-counter derivative or synthetic instruments related to such designated contracts. Depending on, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in any of the designated contracts included in the Index, or derivative or synthetic instruments related to those designated contracts, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of the stated maturity of the securities or at or about the time of a change in the designated contracts included in the Index. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of the designated contracts included in the Index and, accordingly, increase or decrease the level of the Index. Although we have no reason to believe that any of those activities will have a material impact on the level of the Index, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return on the securities at maturity or in a secondary market transaction.

We or one or more of our affiliates may also engage in trading in the designated contracts included in the Index and other investments relating to such designated contracts on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the settlement prices of such designated contracts and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the securities from time to time and may, in our or their sole discretion, hold or resell those securities. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your security may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

PRS-14

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Risk Factors (Continued)

A Designated Contract Will Be Replaced If The Existing Futures Contract Is Terminated Or Replaced.

Data concerning designated contracts will be used to calculate the Index. Although the termination or replacement of a futures contract on an established exchange occurs infrequently, if a designated contract were to be terminated or replaced by an exchange, a comparable futures contract, if available, would be selected by the sponsors of the Index to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the Index.

Concentration Of The Designated Contracts In Limited Sectors And Relative Lack Of Diversification Of The Index May Adversely Affect The Value Of The Securities.

Subject to the minimum/maximum diversification limits described under “The Dow Jones – UBS Commodity Index—Diversification Rules,” the designated contracts included in the Index from time to time are concentrated in a limited number of sectors, particularly energy and agriculture. For example, designated contracts in the energy sector comprise approximately 30.58% of the Index as of the date of this pricing supplement, and all of the index commodities in the energy sector are either oil, oil derivatives or natural gas. As a result, technological advances, the discovery of new oil or the development of alternative energy sources could adversely affect the level of the Index. In addition, because the Index currently reflects the return on futures contracts on 19 different index commodities represented by 20 exchange-traded futures contracts, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. An investment in the securities may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

The Securities Are Linked To The Dow Jones – UBS Commodity Index, Not The Dow Jones – UBS Commodity Index Total Return.

The securities are linked to the Dow Jones – UBS Commodity Index, which reflects the returns that are potentially available through an unleveraged investment in the designated contracts. The Dow Jones – UBS Commodity Index Total Return is a total return index which, in addition to reflecting those returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills. Because the securities are linked to the Dow Jones – UBS Commodity Index, the return on the securities will not include the total return feature of the Dow Jones – UBS Commodity Index Total Return.

Changes That Affect The Calculation Of The Index Could Adversely Affect The Value Of The Securities.

The policies of S&P Dow Jones Indices LLC (“S&P Dow Jones”) and UBS, as successor in interest to AIG Financial Products Corp. (“AIG-FP”), concerning the methodology and calculation of the Index and additions, deletions or substitutions of the index commodities or the designated contracts could affect the Index and, therefore, could affect the amount payable on the securities at maturity and the value of the securities prior to maturity. The weightings for the Index are determined by the Dow Jones-UBS Commodity Index Supervisory Committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the Index. This discretion would permit, among other things, changes to the composition of the Index, or changes to the manner or timing of the publication of the value of the Index, at any time during the year if the Dow Jones-UBS Commodity Index Supervisory Committee deemed the changes necessary in light of factors that include, but are not limited to (i) changes in liquidity of the underlying futures contracts that are included in the Index, (ii) changes in legal, regulatory, sourcing or licensing matters relating to publication or replication of the Index, or (iii) changes in UBS’ and S&P Dow Jones’ access and rights to use data in connection with calculating, publishing and licensing the Index.

The Dow Jones-UBS Commodity Index Supervisory Committee has no obligation to take the needs of any parties to transactions involving the Index into consideration when reweighting or making any other changes to the Index. In addition, under the current policies of S&P Dow Jones and UBS, the annual composition of the Index will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. S&P Dow Jones and UBS may not discover every such discrepancy, and any discrepancies that require revision will not be applied retroactively but will be reflected in the weighting calculations of the Index for the following year.

The amount payable on the securities and their value prior to maturity could be affected if S&P Dow Jones and UBS, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating the Index, or if S&P Dow Jones and UBS discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the value of the securities. See “Additional Terms of the Securities—Discontinuance of the Index” and “The Dow Jones – UBS Commodity Index.”

PRS-15

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Risk Factors (Continued)

Trading And Other Transactions By UBS AG, UBS or the Chicago Mercantile Exchange, Inc. In The Designated Contracts And The Index Commodities May Affect The Value Of The Index.

UBS AG, UBS, Chicago Mercantile Exchange, Inc. (“CME”), the indirect parent of S&P Dow Jones, and their affiliates actively trade futures contracts, including the designated contracts and options on the designated contracts. UBS AG, UBS, CME and their affiliates also actively enter into or trade market securities, swaps, options, derivatives, and related instruments which are linked to the performance of the index commodities or are linked to the performance of the Index. In addition, certain of UBS AG, UBS, CME and their affiliates (excluding S&P Dow Jones) may underwrite or issue other securities or financial instruments indexed to the Index and related indices. These activities could present conflicts of interest and could affect the value of the Index. For instance, a market maker in a financial instrument linked to the performance of the Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying index components in order to hedge the market maker’s position in the financial instrument may affect the settlement prices of the designated contracts, which in turn may affect the value of the Index. With respect to any of the activities described above, none of UBS AG, UBS, CME and their affiliates has any obligation to take the needs of any buyers, sellers or holders of the securities into consideration at any time.

We And Our Affiliates Have No Affiliation With S&P Dow Jones, UBS AG Or UBS And Have Not Independently Verified Their Public Disclosure Of Information.

We and our affiliates are not affiliated with S&P Dow Jones, UBS AG or UBS or their affiliates in any way and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Index. We have derived the information about the Index, S&P Dow Jones, UBS AG or UBS contained in this pricing supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Index, S&P Dow Jones, and UBS. None of S&P Dow Jones, UBS AG or UBS is involved in the offering of the securities made hereby in any way and has no obligation to consider your interests as an owner of securities in taking any actions that might affect the value of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The United States federal income tax consequences of your investment in the securities are uncertain and there is no authority that specifically addresses the United States federal income tax treatment of the securities. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. We urge you to read the discussion under “United States Federal Income Tax Considerations” below on page PRS-31 and to consult your tax advisor.

PRS-16

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Hypothetical Returns

The following table illustrates, for a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the starting level to the hypothetical ending level;

•	the hypothetical redemption amount payable at stated maturity per security;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending level	Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
221.4630	50.00%	$1,144.00	14.40%	6.84%
206.6988	40.00%	$1,144.00	14.40%	6.84%
191.9346	30.00%	$1,144.00	14.40%	6.84%
177.1704	20.00%	$1,144.00	14.40%	6.84%
162.4062	10.00%	$1,144.00	14.40%	6.84%
158.2722	7.20%	$1,144.00	14.40%	6.84%
155.0241	5.00%	$1,100.00	10.00%	4.82%
147.6420 (2)	0.00%	$1,000.00	0.00%	0.00%
140.2599	-5.00%	$1,000.00	0.00%	0.00%
132.8778	-10.00%	$1,000.00	0.00%	0.00%
131.4014	-11.00%	$990.00	-1.00%	-0.50%
110.7315	-25.00%	$850.00	-15.00%	-7.96%
73.8210	-50.00%	$600.00	-40.00%	-23.98%
36.9105	-75.00%	$350.00	-65.00%	-46.17%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(2)	The starting level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending level.

PRS-17

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), assuming hypothetical ending levels as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

Starting level: 147.6420

Hypothetical ending level: 153.0000

Since the hypothetical ending level is greater than the starting level, the redemption amount would equal:

$1,000 +	$1,000	x	153.0000 – 147.6420	x 200%	= $	1,072.58
147.6420

On the stated maturity date you would receive $1,072.58 per security.

Example 2. Redemption amount is equal to the capped value:

Starting level: 147.6420

Hypothetical ending level: 170.0000

The redemption amount would be equal to the capped value since the capped value is less than:

$ 1,000 +	$1,000	x	170.0000 – 147.6420	x 200%	= $	1,302.87
147.6420

On the stated maturity date you would receive $1,144 per security.

In addition to limiting your return on the securities, the capped value limits the positive effect of the participation rate. If the ending level is greater than the starting level, you will participate in the performance of the Index at a rate of 200% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending levels that are greater than 107.20% of the starting level since your return on the securities for any ending level greater than 107.20% of the starting level will be limited to the capped value.

Example 3. Redemption amount is equal to the original offering price:

Starting level: 147.6420

Hypothetical ending level: 135.0000

Threshold level: 132.8778, which is 90% of the starting level

Since the hypothetical ending level is less than the starting level, but not by more than 10%, you would not lose any of the original offering price of your securities.

On the stated maturity date you would receive $1,000 per security.

PRS-18

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Hypothetical Payments at Stated Maturity (Continued)

Example 4. Redemption amount is less than the original offering price:

Starting level: 147.6420

Hypothetical ending level: 105.0000

Threshold level: 132.8778, which is 90% of the starting level

Since the hypothetical ending level is less than the starting level by more than 10%, you would lose a portion of the original offering price of your securities and receive the redemption amount equal to:

$ 1,000 –	$1,000	x	132.8778 – 105.0000	= $	811.18
147.6420

On the stated maturity date you would receive $811.18 per security.

To the extent that the ending level differs from the values assumed above, the results indicated above would be different.

PRS-19

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Additional Terms of the Securities

Wells Fargo will issue the securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as the calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

—	determine whether a market disruption event has occurred;

—	determine the ending level under certain circumstances;

—	determine if adjustments are required to the closing level of the Index under various circumstances; and

—	if publication of the Index is discontinued, select a successor commodity index or, if no successor commodity index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means, with respect to the Index, any of the following events as determined by the calculation agent in its sole discretion:

(A)

The failure of the sponsors of the Index to announce or publish the closing level of the Index (or the closing level of any successor commodity index (as defined below), if applicable) or the temporary discontinuance or unavailability of the Index. A discontinuance of publication of the Index shall not constitute a market disruption event with respect to the Index if the calculation agent shall have selected a successor commodity index as set forth under “—Discontinuance of the Index.”

(B)

The material suspension of, or material limitation imposed on, trading in any designated contract included in the Index on the relevant exchange for such designated contract. The “relevant exchange” for a designated contract means the primary exchange or market of trading for such designated contract.

(C)	The failure by the relevant exchange, trading facility or other price source to announce or publish the settlement price for any designated contract included in the Index.

(D)

The settlement price published by the relevant exchange, trading facility or other price source for any designated contract included in the Index is a “limit price,” which means that the settlement price for such contract for a day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules.

Ending Level Market Disruption

If a market disruption event occurs or is continuing on the calculation day, the calculation agent will establish the closing level for the Index for the calculation day for purposes of the securities using (A) for each designated contract included in the Index that did not suffer a market disruption event on such date, the exchange published settlement price on that date of each such designated contract, and (B) for each designated contract included in the Index which did suffer a market disruption event on such date, the exchange published settlement price of that designated contract on the next trading day on which no market disruption event occurs with respect to such designated contract; provided, however, if a market disruption event occurs with respect to a designated contract on each of the five trading days following the calculation day, then the calculation agent will determine the closing level of the Index for such calculation day using a settlement price for such designated contract subject to a market disruption event based upon its good faith estimate of the settlement price on that fifth trading day. The calculation agent shall determine the closing level by reference to the

PRS-20

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

Additional Terms of the Securities (Continued)

exchange published settlement prices or other prices determined as set forth above, using the then-current method for calculating the Index. The exchange on which a designated contract included in the Index is traded for purposes of the foregoing provision means the exchange used to value such designated contract for the calculation of the Index.

Adjustments to the Index

If at any time S&P Dow Jones and UBS (each, an “index sponsor”) makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index so that the Index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on the date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a commodity index comparable to the Index as if those changes or modifications had not been made, and calculate the level of the Index with reference to such commodity index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index

If the index sponsor discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute commodity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor commodity index”), then, upon the calculation agent’s notification of that determination to us and the trustee, the calculation agent will substitute the successor commodity index as calculated by the relevant index sponsor or any other entity and calculate the ending level as described above. Upon any selection by the calculation agent of a successor commodity index, we will cause notice to be given to holders of the securities.

In the event that the index sponsor discontinues publication of the Index and the calculation agent does not select a successor commodity index, the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor commodity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor commodity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the securities.

Events of Default and Acceleration

In case an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration will be equal to the redemption amount, calculated as provided herein. The redemption amount will be calculated as though the date of acceleration were the calculation day.

PRS-21

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

The Dow Jones – UBS Commodity Index

We obtained all information contained in this pricing supplement regarding the Dow Jones – UBS Commodity IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and the Dow Jones – UBS Commodity Index Handbook (a document that is considered proprietary to S&P Dow Jones Indices LLC (“S&P Dow Jones”), UBS Securities LLC (“UBS”), as successor-in-interest to AIG Financial Products Corp. (“AIG-FP”), and UBS AG (“UBS AG”), and is available to those persons who enter into a license agreement available at http://www.djindexes.com). That information reflects the policies of, and is subject to change by, S&P Dow Jones, and UBS, as successor to AIG-FP, the index sponsors, as stated in such sources.

The index sponsors have no obligation to continue to publish, and may discontinue publication of, the Dow Jones – UBS Commodity Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Dow Jones – UBS Commodity Index in connection with the offer and sale of securities.

On January 16, 2009, UBS announced that it entered into an agreement to purchase the commodity index business of AIG-FP, including AIG-FP’s rights to the Index. UBS and AIG-FP closed their transaction on May 6, 2009. Also in May 2009, UBS and Dow Jones & Company, Inc. (“Dow Jones”) entered into an agreement to jointly market the Index (the “Joint Marketing Agreement”). Dow Jones subsequently assigned all of its interests in the Joint Marketing Agreement to CME Group Index Services LLC (“CME Indexes”). According to publicly available information, on July 2, 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), which owned the S&P Indices business, and CME Group, Inc., which is a 90% owner of the joint venture that owned the Dow Jones Indexes business, announced the launch of a new joint venture, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC owns the S&P Indices business and the Dow Jones Indexes business, including the Dow Jones – UBS Commodity Index, and is a subsidiary of McGraw-Hill.

The Index was introduced in July 1998 to provide a unique, diversified, economically rational and liquid benchmark for commodities as an asset class. The Index currently is composed of the prices of 20 exchange-traded futures contracts on physical commodities, referred to herein as the “Designated Contracts.” A futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the Index, referred to herein as the “Index Commodities,” for 2012 are as follows: aluminum, coffee, copper, corn, cotton, crude oil (WTI crude oil and Brent crude oil), gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean oil, soybeans, sugar, unleaded gas, wheat and zinc.

The Index is a proprietary index that Dow Jones, AIG International Inc. (“AIGI”) and AIG-FP developed and that S&P Dow Jones, in conjunction with UBS, as successor in interest to AIG-FP, calculates. The methodology for determining the composition and weighting of the Index and for calculating its value is subject to modification by S&P Dow Jones and UBS at any time. The levels of the Index can be obtained from the S&P Dow Jones website (www.djindexes.com). A “DJ-UBS Business Day” is a day on which the sum of the Commodity Index Percentages (as discussed below under “—Determination of Relative Weightings”) for the Index Commodities that are open for trading is greater than 50%.

UBS and CME, the indirect parent of S&P Dow Jones, and their affiliates actively trade futures contracts, including the Designated Contracts, and options on the Designated Contracts, as well as commodities, including the Index Commodities. For information about how this trading may affect the value of the Index, see “Risk Factors.”

The Index is composed of Designated Contracts. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Index is a “rolling index.”

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The Dow Jones – UBS Commodity Index (Continued)

Four Main Principles Guiding the Creation of the Index

The Index was created using the following four main principles:

•

Economic Significance. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the markets themselves. The Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

•

Diversification. A second major goal of the Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

•

Continuity. The third goal of the Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Index from year to year. The Index is intended to provide a stable benchmark so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Index.

•

Liquidity. Another goal of the Index is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These four principles represent goals of the Index and its creators, and there can be no assurance that these goals will be reached by S&P Dow Jones and UBS.

Composition of the Index—Commodities Available for Inclusion in the Index

A number of commodities have been selected which are believed to be sufficiently significant to the world economy to merit consideration for inclusion in the Index and which are the subject of a qualifying related futures contract. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”) and the Brent crude oil contract that trades on the Intercontinental Exchange (“ICE”), each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange.

The 23 commodities currently available for inclusion in the Index (the “Eligible Commodities”) are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybean oil, soybeans, sugar, tin, unleaded gas, wheat and zinc.

The 19 Index Commodities for 2012 are as follows: aluminum, coffee, copper, corn, cotton, crude oil (represented by the exchange-traded futures contracts for WTI crude oil and Brent crude oil), gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybean oil, soybeans, sugar, unleaded gas, wheat and zinc. In determining the group of Index Commodities from the group of Eligible Commodities, those commodities that do not satisfy certain minimum requirements related to CIP (as hereinafter defined) are excluded from the Index.

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The Dow Jones – UBS Commodity Index (Continued)

Designated Contracts for Each Index Commodity

A futures contract known as a Designated Contract is selected for inclusion in the Index for each commodity eligible for inclusion in the Index. Starting in June 2009, UBS, as successor to AIG-FP, selects Designated Contracts for each commodity eligible for inclusion in the Index. This selection process is reviewed by the Dow Jones-UBS Commodity Index Supervisory Committee and the Dow Jones-UBS Commodity Index Advisory Committee. With the exception of several LME contracts and an ICE contract, where UBS believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, UBS has historically chosen the futures contract that is traded in North America and denominated in United States Dollars.

The Dow Jones-UBS Commodity Index Supervisory Committee has noted that it is possible that UBS will in the future select more than one Designated Contract for certain commodities or may select Designated Contracts that are traded outside of the United States or in currencies other than the U.S. Dollar. For 2012, the Dow Jones-UBS Commodity Index Supervisory Committee decided to include the Brent futures contract as part of the Index’s crude oil component. The West Texas Intermediate, or WTI, futures contract will comprise approximately two-thirds of the Index’s crude oil weighting, and the Brent futures contract will account for the remainder. Additionally, in the event that changes in regulations concerning position limits materially affect the ability of market participants to replicate the Index in the underlying futures markets, the Dow Jones-UBS Commodity Index Supervisory Committee may deem it appropriate to include multiple Designated Contacts for one or more Commodities in order to enhance liquidity.

Data concerning each Designated Contract is used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract, if available, would be selected to replace that Designated Contract.

The Designated Contracts are as follows:

Index Commodity	Designated Contract	Exchange	Units	Price quote

Aluminum	High Grade Primary Aluminum	LME	25 metric tons	$/metric ton
Coffee	Coffee “C”	NYBOT	37,500 lbs	¢/pound
Copper	Copper	COMEX	25,000 lbs	¢/pound
Corn	Corn	CBOT	5,000 bushels	¢/bushel
Cotton	Cotton	NYBOT	50,000 lbs	¢/pound
Crude Oil	Brent Crude Oil	ICE	1,000 barrels	$/barrel
	WTI Crude Oil	NYMEX	1,000 barrels	$/barrel
Gold	Gold	COMEX	100 troy oz.	$/troy oz.
Heating Oil	Heating Oil	NYMEX	42,000 gallons	¢/gallon
Live Cattle	Live Cattle	CME	40,000 lbs	¢/pound
Lean Hogs	Lean Hogs	CME	40,000 lbs	¢/pound
Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	$/mmbtu
Nickel	Primary Nickel	LME	6 metric tons	$/metric ton
Silver	Silver	COMEX	5,000 troy oz.	¢/troy oz.
Soybeans	Soybeans	CBOT	5,000 bushels	¢/bushel
Soybean Oil	Soybean Oil	CBOT	60,000 lbs	¢/pound
Sugar	World Sugar No. 11	NYBOT	112,000 lbs	¢/pound
Unleaded Gas (RBOB)	Reformulated Blendstock for Oxygen Blending	NYMEX	42,000 gal	¢/gallon
Wheat	Wheat	CBOT	5,000 bushels	¢/bushel
Zinc	Special High Grade Zinc	LME	25 metric tons	$/metric ton

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered annually for inclusion in the Index.

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The Dow Jones – UBS Commodity Index (Continued)

Commodity Groups

For purposes of applying the diversification rules discussed herein, the commodities available for inclusion in the Index are assigned to commodity groups. The commodity groups, and the commodities currently included in each commodity group, are as follows:

Commodity Group	Index Commodities	Commodity Group	Index Commodities
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gas	Livestock	Lean Hogs Live Cattle
Precious Metals	Gold Platinum Silver	Grains	Corn Soybean Oil Soybeans Wheat

Industrial Metals	Aluminum Copper Lead Nickel Tin Zinc	Softs	Cocoa Coffee Cotton Sugar

The approximate commodity group breakdown set forth below is based on the 2012 weightings and composition of the Index set forth above:

Energy	30.58%
Grains	26.15%
Industrial Metals	18.49%
Livestock	5.26%
Softs	6.34%
Precious Metals	13.17%

The Dow Jones-UBS Commodity Index Supervisory Committee, Dow Jones-UBS Commodity Index Advisory Committee and Annual Reweightings and Rebalancings of the Index

Effective January 1, 2007, Dow Jones and AIG-FP replaced the Dow Jones-AIG Commodity Index Oversight Committee with a two-tier oversight structure comprised of the Dow Jones-AIG Commodity Index Supervisory Committee and the Dow Jones-AIG Commodity Index Advisory Committee (collectively, the “Dow Jones-AIG Committees”). UBS purchased the commodity index business of AIG-FP on May 6, 2009. As a result, references to “Dow Jones-AIG Committees” have changed to “Dow Jones-UBS Committees.” The purpose of the two-tier structure is to expand the breadth of input into the decision-making process in respect of the Index, while also providing a mechanism for more rapid reaction in the event of any market disruption or extraordinary change in market conditions that may affect the Index. The Dow Jones-UBS Commodity Index Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by S&P Dow Jones, and will make all final decisions relating to the Index, given any advice and recommendations of the Dow Jones-UBS Commodity Index Advisory Committee. The Dow Jones-UBS Commodity Index Advisory Committee consists of six to twelve members drawn from the financial and academic communities. The Dow Jones-UBS Committees meet annually to consider any changes to be made to the Index for the coming year. The Dow Jones-UBS Committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the Index.

Prior to January 1, 2007, the Dow Jones-AIG Commodity Index Oversight Committee reviewed and approved the Dow Jones-AIG Commodity Index Handbook and the procedures for calculating the Index. The Dow Jones-AIG Commodity Index Oversight Committee included members of the academic, financial and legal communities and met annually each June or July to review the Dow Jones-AIG Commodity Index Handbook and to consider any changes proposed to the Index and the timing of the effectiveness of any such change. The Dow Jones-AIG Commodity Index Oversight Committee also met at such other times as was necessary for purposes of the oversight of the Index.

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The Dow Jones – UBS Commodity Index (Continued)

The Index is reweighted and rebalanced each year in January on a price-percentage basis. Prior to May 6, 2009, the annual weightings for the Index were determined each year in June by AIG-FP under the supervision of the Dow Jones-AIG Commodity Index Supervisory Committee and reviewed at a meeting of the Dow Jones-AIG Committees in June or July. Following the Dow Jones-UBS Committees’ annual meeting and approval by the Dow Jones-UBS Commodity Index Supervisory Committee, the annual weightings for the next calendar year are publicly announced and take effect in the month of January immediately following the announcement. The 2012 reweighting and rebalancing were based on the following percentages:

Index Commodity Percentages

Index Commodity	2012 Weighting
Natural Gas	10.7651090%
Gold	9.7936330%
WTI Crude Oil	9.6871640%
Soybeans	7.0841970%
Copper	7.0639490%
Corn	6.6705200%
Aluminum	5.8767470%
Brent Crude Oil	5.3128360%
Wheat	4.9618090%
Sugar	3.7583900%
Live Cattle	3.6349880%
Heating Oil	3.4595290%
Unleaded Gasoline	3.4059820%
Soybean Oil	3.3723860%
Zinc	3.1187350%
Silver	2.7691330%
Nickel	2.5798400%
Coffee	2.5723950%
Lean Hogs	2.1126600%
Cotton	2.0000000%

Effective May 6, 2009, UBS, as successor in interest to AIG-FP, determines the annual weightings for the Index. UBS’s process for reweighting and rebalancing the Index follows the AIG-FP methodologies.

Determination of Relative Weightings

The relative weightings of the Index Commodities are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each commodity designated for potential inclusion in the Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historical dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historical dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Index (i.e., the Index Commodities) and their respective percentage weights. UBS calculates the CIPs for each year, under the supervision of the Dow-Jones UBS Commodity Index Supervisory Committee, in the third or fourth quarter of the year immediately prior to the year the relevant CIPs are effective, and publishes the results as promptly as practicable following the calculation.

Diversification Rules

The Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Index as of January of each year:

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The Dow Jones – UBS Commodity Index (Continued)

•	no related group of commodities designated as a “commodity group” (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Index;
•	no single commodity may constitute more than 15% of the Index;
•	no single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gas), may constitute more than 25% of the Index; and
•	no single commodity included in the Index may constitute less than 2% of the Index.

Following the annual reweighting and rebalancing of the Index in January, the percentage of any Index Commodity or commodity group at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages established in January.

Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Index by calculating the new unit weights for each Index Commodity. On the fourth DJ-UBS Business Day in January of each new calendar year (the “CIM Determination Date”), the CIPs, along with the Settlement Prices on that date for Designated Contracts, are used to determine a Commodity Index Multiplier (“CIM”) for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Index is calculated by the index sponsors by applying the impact of the changes to the futures prices of the Index Commodities included in the Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. Dollars. These products are then summed. The percentage change in this sum is then applied to the prior level of the Index to calculate the level of the Index.

License Agreement Between S&P Dow Jones, UBS Securities LLC and Wells Fargo & Company

Wells Fargo & Company, S&P Dow Jones and UBS Securities LLC (as used in this section, “UBS Securities”) have entered into a non-exclusive license agreement providing for the license to Wells Fargo & Company and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow Jones – UBS Commodity Index, which is owned and published by S&P Dow Jones, and UBS Securities in connection with certain securities, including the securities.

The license agreement between Wells Fargo & Company, S&P Dow Jones and UBS Securities provides that the following language must be set forth in this pricing supplement.

“Dow Jones” is a registered trademark of Dow Jones Trademark Holdings LLC and has been licensed for use by S&P Dow Jones Indices LLC (“S&P Dow Jones”). “UBS,” “Dow Jones–UBS Commodity IndexSM,” and “DJ-UBSCISM” are service marks of UBS AG (“UBS AG”) and have been licensed for use for certain purposes by Wells Fargo & Company.

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates. None of S&P Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the securities particularly. The only relationship of S&P Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Wells Fargo & Company in connection with the securities is the licensing of certain trademarks, trade names and service marks and of the Dow Jones – UBS Commodity Index, which is determined, composed and calculated by S&P Dow Jones in conjunction with UBS Securities without regard to Wells Fargo & Company or the securities. S&P Dow Jones and UBS Securities have no obligation to take the needs of Wells Fargo & Company or the owners of the securities into consideration in determining, composing or calculating the Dow Jones – UBS Commodity Index. None of S&P Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. None of S&P Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to security customers, in connection with the administration, marketing or trading of the securities. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to

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The Dow Jones – UBS Commodity Index (Continued)

the securities currently being issued by Wells Fargo & Company, but which may be similar to and competitive with the securities. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones – UBS Commodity Index and the Dow Jones – UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indices and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones – UBS Commodity Index and the securities.

“This pricing supplement relates only to the securities and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones – UBS Commodity Index components. Purchasers of the securities should not conclude that the inclusion of a futures contract in the Dow Jones – UBS Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by S&P Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates. The information in this pricing supplement regarding the Dow Jones – UBS Commodity Index components has been derived solely from publicly available documents. None of S&P Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones – UBS Commodity Index components in connection with the securities. None of S&P Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones – UBS Commodity Index components, including, without limitation, a description of factors that affect the prices of such Dow Jones – UBS Commodity Index components, are accurate or complete.

“NONE OF S&P DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES – UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF S&P DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF S&P DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY WELLS FARGO & COMPANY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES – UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF S&P DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES – UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG S&P DOW JONES, UBS SECURITIES AND WELLS FARGO & COMPANY, OTHER THAN UBS AG.”

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The Dow Jones – UBS Commodity Index (Continued)

Historical Data

We obtained the closing levels of the Index listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the level of the Index at any time from Bloomberg under the symbol “DJUBS” or from the S&P Dow Jones website at www.djindexes.com. No information contained on the S&P Dow Jones website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing levels of the Index for each day in the period from January 1, 2002 to October 18, 2012. The closing level on October 18, 2012 was 147.6420.

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The Dow Jones – UBS Commodity Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Index for each quarter in the period from January 1, 2002 through September 30, 2012 and for the period from October 1, 2012 to October 18, 2012.

	High	Low	Last
2002
First Quarter	99.5880	87.3660	99.5880
Second Quarter	102.6170	94.1080	99.5180
Third Quarter	106.9850	96.8600	106.2940
Fourth Quarter	112.9330	101.1400	110.2760
2003
First Quarter	125.0490	111.1980	113.1710
Second Quarter	120.8260	110.9660	115.7880
Third Quarter	121.3220	114.0210	120.8980
Fourth Quarter	137.3200	121.1390	135.2690
2004
First Quarter	151.6910	136.8180	150.8370
Second Quarter	154.9940	143.2890	144.0340
Third Quarter	153.1750	140.9910	153.1750
Fourth Quarter	159.2940	141.2710	145.6040
2005
First Quarter	165.2460	142.1800	162.0940
Second Quarter	162.3890	146.0780	152.8850
Third Quarter	179.0690	154.1070	178.2490
Fourth Quarter	180.2400	163.3580	171.1490
2006
First Quarter	174.2240	158.7800	165.1940
Second Quarter	187.6280	164.7230	173.2350
Third Quarter	179.9620	156.5870	159.9570
Fourth Quarter	175.2140	156.0750	166.5090
2007
First Quarter	173.5030	155.8800	171.9630
Second Quarter	176.4840	168.5220	169.6710
Third Quarter	179.7150	161.0620	178.2500
Fourth Quarter	185.5680	172.1230	184.9640
2008
First Quarter	219.0930	181.1570	201.5980
Second Quarter	234.1150	199.5660	233.0340
Third Quarter	237.9530	167.3910	167.7760
Fourth Quarter	167.4840	106.0920	117.2440
2009
First Quarter	123.4580	101.9990	109.7820
Second Quarter	131.1160	107.4940	122.5360
Third Quarter	132.9180	113.2370	127.6830
Fourth Quarter	140.0458	124.1740	139.1873
2010
First Quarter	145.0288	126.5582	132.1517
Second Quarter	136.7546	122.0239	125.7471
Third Quarter	140.2939	123.9774	140.2939
Fourth Quarter	162.3929	138.4738	162.3929
2011
First Quarter	169.5579	157.5752	169.5579
Second Quarter	175.4211	154.6622	158.1349
Third Quarter	165.8254	140.2016	140.2016
Fourth Quarter	150.8745	136.2643	140.6802
2012
First Quarter	149.3519	139.9437	141.9021
Second Quarter	143.7664	126.8123	135.4213
Third Quarter	152.0129	135.6749	148.5061
October 1, 2012 to October 18, 2012	149.2856	145.3848	147.6420

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United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the securities and receiving payments under the securities. This discussion is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns securities as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a person that purchases or sells securities as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the securities.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a security for all tax purposes as a pre-paid derivative contract with respect to the Index, and the terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the securities. If the securities are so characterized and treated (and such characterization and treatment are respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. The deductibility of capital losses, however, is subject to limitations. Your holding period for your securities should generally begin on the date after the issue date (i.e., the settlement date) and, if you hold your securities until maturity, your holding period should generally include the stated maturity date.

PRS-31

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

United States Federal Income Tax Considerations (Continued)

Alternative Treatments. It is possible that the securities could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities. You would recognize gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your securities. In general, your adjusted tax basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain recognized upon the sale, exchange or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities and, thereafter, would be capital loss.

It is also possible that the IRS could assert that you should be treated as if you owned the underlying components of the Index. Under such characterization, it is possible that Section 1256 of the Code could apply to your securities. If Section 1256 were to apply to your securities, gain or loss recognized with respect to your securities would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the securities. You would also be required to mark your securities to market at the end of your taxable year (i.e., recognize income as if the securities had been sold for fair market value).

Additionally, it is also possible that you could be required to recognize gain, or you may be permitted to recognize a loss, with respect to all or a portion of the securities each time a contract tracked by the Index rolls or the Index is rebalanced.

It is also possible that the IRS could assert that your securities should be treated as giving rise to “collectibles” gain or loss to the extent such gain or loss is attributable to the portion of the Index that represents an investment in futures contracts with one or more precious or industrial metals as underlying assets and you hold your securities for more than one year. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) any gain or loss that you recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss or (ii) you should be required to accrue interest income over the term of your securities.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your securities.

Medicare Tax. For taxable years beginning after December 31, 2012, if you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include your net gains from the disposition of the securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your net investment income in respect of your investment in the securities.

PRS-32

Growth Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Securities Linked to the Dow Jones – UBS Commodity IndexSM due October 23, 2014

United States Federal Income Tax Considerations (Continued)

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the securities or a sale, exchange or maturity of the securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the securities or a sale, exchange or maturity of the securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of securities.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors may be required to report to the IRS any payments made to you on your securities. In addition, Wells Fargo and other payors may be required to report to the IRS any payment of proceeds of the sale or exchange of your securities before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding may apply to any payments made to you on your securities if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

Non-United States Holders. The following section addresses the tax treatment of a non-United States holder of securities. You are a non-United States holder if you are a beneficial owner of a security and you are, for United States federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a security.

If your securities are characterized and treated for all tax purposes as a pre-paid derivative contract with respect to the Index, as discussed above, and subject to the discussion of backup withholding below, you generally should not be subject to United States federal income tax on capital gain realized on the sale, exchange or maturity of the securities, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or

•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

As discussed above, alternative characterizations of the securities for United States federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, if we are the withholding agent with respect such payments, we will withhold tax at the applicable statutory rate (or the lower rate under an applicable treaty). If the securities are recharacterized as debt, this withholding may be avoided if you qualify for the portfolio interest exemption and provide appropriate documentation.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your securities unless you comply with certain certification and identification requirements as to your foreign status.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the securities, including any possible alternative characterizations and treatments of the securities.

PRS-33